Exhibit 10.20

MTI CAPITAL LLC

Agreement

(May 1, 2013)

This loan commitment as of May 1, 2013 from MTI Capital LLC to First Choice Healthcare Solutions, Inc. shall be binding, provided final ALL required documents from the lender are executed within 30 days.

Company: First Choice Healthcare Solutions, Inc.

Line of credit up to: $2,000,000 in the form of a convertible loan (the “Convertible Loan”) with a convertible option at the Lender’s election.

Interest Rate: 12% annual rate

Term:	Two years from the effective date of the loan.

Amortization:	Monthly interest payments with principal balloon at end of term.

Closing Date:	30 days following the execution date below.

Conversion Terms:	The outstanding balance of the line of credit is Convertible at the option of the lender and will have the right to convert into common stock in the Company at any time prior to repayment. If the company elects to want to repay a portion or all of the outstanding balance they will provide a 15 day notice of the request to the lender. The lender within 15 days will provide a written response of the request of the lender’s intention to do one of two things. One accept repayment of the amount the company wants to repay. Two advise the company they want to go ahead and convert the amount the company has requested to repay into company stock.

Conversion Rate:	Conversion rate has been set at the three-day closing average before and after May 1, 2013 this average has been determined to be $.75 a share or $0.05 above the lowest average three-day closing price average but not lower than $0.40 per share.

MTI Capital LLC May 1, 2013

By: /s/ Frank Sarro

Its: Managing Member

FIRST CHOICE HEALTHCARE SOLUTIONS, INC. MAY 1, 2013

By: /s/ Chris Romandetti

Its: CEO